Exhibit 10.3

TERM LOAN CREDIT AGREEMENT

among

AGL RESOURCES INC.,

as Guarantor,

AGL CAPITAL CORPORATION,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

GOLDMAN SACHS BANK USA

as Administrative Agent,

JPMORGAN CHASE BANK, N.A. and
BANK OF AMERICA, N.A.
as Co-Syndication Agents,

and

THE ROYAL BANK OF SCOTLAND PLC and
MORGAN STANLEY SENIOR FUNDING, INC.
as Co-Documentation Agents

Dated as of December 21, 2010

GOLDMAN SACHS BANK USA

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page

SECTION 1.

DEFINITIONS

1.1	Defined Terms	1
1.2	Other Definitional Provisions	17

SECTION 2.

AMOUNT AND TERMS OF COMMITMENTS; LOANS

2.1	Commitments; Loans	18
2.2	Procedure for Loan Borrowing	18
2.3	[Reserved]	19
2.4	[Reserved]	19
2.5	Evidence of Debt	19
2.6	Fees	19
2.7	Termination or Reduction of Commitments	19
2.8	Prepayments	20
2.9	[Reserved]	20
2.1	Conversion and Continuation Options	20
2.11	Limitations on Eurodollar Tranches	21
2.12	Interest Rates and Payment Dates	21
2.13	Computation of Interest and Fees	21
2.14	Inability to Determine Interest Rate	22
2.15	Pro Rata Treatment and Payments	22
2.16	Requirements of Law	24
2.17	Taxes	25
2.18	Compensation	27
2.19	Change of Lending Office	28
2.2	Illegality	28
2.21	Replacement of Lenders	28
2.22	[Reserved]	29

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2.23	Defaulting Lenders	29

SECTION 3.

[RESERVED]

SECTION 4.

REPRESENTATIONS AND WARRANTIES

4.1	Financial Condition	30
4.2	No Change	31
4.3	Existence; Compliance with Law	31
4.4	Power; Authorization; Enforceable Obligations	31
4.5	No Legal Bar	31
4.6	Litigation	32
4.7	No Default	32
4.8	Ownership of Property; Liens	32
4.9	Intellectual Property	32
4.1	Taxes	32
4.11	Margin Regulation	32
4.12	ERISA	33
4.13	Investment Company Act; Other Regulations	33
4.14	Subsidiaries	33
4.15	Use of Proceeds	33
4.16	Environmental Matters	33
4.17	Accuracy of Information, etc	34
4.18	Solvency	35
4.19	Status of Loans and Guarantee Agreement	35
4.2	OFAC	35
4.21	PATRIOT Act	35

SECTION 5.

CONDITIONS PRECEDENT

5.1	Conditions to Effectiveness	35
5.2	Conditions to the Loans	36

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SECTION 6.

AFFIRMATIVE COVENANTS

6.1	Financial Statements	37
6.2	Certificates; Other Information	38
6.3	Payment of Obligations	39
6.4	Maintenance of Existence; Compliance	39
6.5	Maintenance of Property; Insurance	39
6.6	Inspection of Property; Books and Records; Discussions	39
6.7	Notices	40
6.8	Environmental Laws	40
6.9	Maintenance of Ownership	41
6.1	OFAC, PATRIOT Act Compliance	41

SECTION 7.

NEGATIVE COVENANTS

7.1	Financial Condition Covenant	41
7.2	Liens	41
7.3	Fundamental Changes	43
7.4	Disposition of Property	43
7.5	Restricted Payments	43
7.6	Intentionally Omitted	44
7.7	Investments	44
7.8	Negative Pledge Clauses	45
7.9	Clauses Restricting Subsidiary Distributions	45
7.1	Lines of Business and Hedge Activities	45
7.11	Designation of Subsidiaries	45

SECTION 8.

EVENTS OF DEFAULT

SECTION 9.

THE AGENT

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9.1	Appointment	49
9.2	Delegation of Duties	49
9.3	Exculpatory Provisions	49
9.4	Reliance by Administrative Agent	50
9.5	Notice of Default	50
9.6	Non Reliance on Agents and Other Lenders	50
9.7	Indemnification	51
9.8	Agent in Its Individual Capacity	51
9.9	Successor Administrative Agent	51
9.1	Documentation Agent and Syndication Agent	52

SECTION 10.

MISCELLANEOUS

10.1	Amendments and Waivers	52
10.2	Notices	53
10.3	No Waiver; Cumulative Remedies	55
10.4	Survival of Representations and Warranties	55
10.5	Payment of Expenses and Taxes; Indemnity; Damage Waiver	55
10.6	Successors and Assigns; Participations and Assignments	57
10.7	Adjustments; Set off	59
10.8	Counterparts	60
10.9	Severability	60
10.1	Integration	61
10.11	GOVERNING LAW	61
10.12	Submission To Jurisdiction; Waivers	61
10.13	Acknowledgements	61
10.14	Confidentiality	62
10.15	WAIVERS OF JURY TRIAL	62
10.16	PATRIOT Act Notice	62
10.17	[Reserved]	62
10.18	No Fiduciary Duty	63

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Schedules:

Schedule 1.1	-	Commitments
Schedule 4.14	-	Subsidiaries
Schedule 4.16	-	Environmental Matters
Schedule 7.2(i)	-	Existing Liens
Schedule 7.8	-	Agreements Prohibiting or Limiting Liens

Exhibits:

Exhibit A	-	Form of Guarantee Agreement
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Closing Certificate
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E-1	-	Form of Kilpatrick Stockton LLP Legal Opinion
Exhibit E-2	-	Form of Woodburn and Wedge Legal Opinion
Exhibit E-3	-	Form of Dewey & LeBoeuf LLP Legal Opinion
Exhibit F	-	Form of Note
Exhibit G	-	Form of Funding Notice

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TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of December 21, 2010, among AGL RESOURCES INC., a Georgia corporation (“Holdings”), AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), GOLDMAN SACHS BANK USA (“GS Bank”), as administrative agent (in such capacity, the “Administrative Agent”)  and JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A., as co-syndication agents (in such capacity, the “Co-Syndication Agents”) and THE ROYAL BANK OF SCOTLAND PLC and MORGAN STANLEY SENIOR FUNDING, INC., as co-documentation agent (in such capacity, the “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders establish a $300,000,000 term loan credit facility in favor of the Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested credit facility in favor of the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

                      SECTION 1.

DEFINITIONS

1.1 Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2011 Notes”: the 7.125% notes issued by the Borrower due January 14, 2011.

“ABR”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one month Interest Period plus 1.0%.  For purposes hereof, “Prime Rate” shall mean the rate of interest per annum as published from time to time by The Wall Street Journal.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”:  GS Bank, in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns.

“Affiliate”:  as to any Person, any other Person that directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person.  For purposes of this definition, “Control” means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an “Affiliate” of any Group Member.

“Agent Parties”:  as defined in Section 10.2(b).

“Agents”:  the collective reference to (a) the Administrative Agent, (b) the Co-Syndication Agents and (c) the Co-Documentation Agents.

 “Agreement”:  as defined in the preamble hereto.

“Applicable Margin”:  for each Type of Loan outstanding on any day, the rate per annum set forth below opposite the Status Level in effect on such day:

Status Level	ABR Loans	Eurodollar Loans
Level I Status	0.500%	1.500%
Level II Status	0.750%	1.750%
Level III Status	1.000%	2.000%
Level IV Status	1.250%	2.250%
Level V Status	1.500%	2.500%

“Approved Fund”:  any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger”: GS Bank, in its capacity as Sole Lead Arranger and Sole Bookrunner.

“Assets”:  with respect to any Person, all or any part of its business, property and assets wherever situated.

“Assignee”:  as defined in Section 10.6(c).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit D.

“Assignor”:  as defined in Section 10.6(c).

“Benefited Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

‘‘Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.16(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including, but not limited to, mandatorily convertible securities, trust preferred securities, hybrid equity securities and preferred stock), any and all equivalent ownership interests in a partnership, limited liability company or other Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-l by S&P or P-l by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Law”:  the occurrence, after the date of this Agreement, of any of the following:  (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.  Notwithstanding anything to the contrary herein, it is understood and agreed that the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all requests, rules, guidelines and directives relating thereto, all  interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.

“Closing Date”: the first date all the conditions precedent in Section 5.2 are satisfied or waived in accordance with Section 10.1 and the Loans are borrowed.

“Code”:  the Internal Revenue Code of 1986.

“Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, pursuant to the terms hereof.

 “Commitment Period”:  the period from and including the Effective Date to and including January 13, 2011.

“Commonly Controlled Entity’”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Communications”:  as defined in Section 10.2(b).

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Net Worth”:  as of any date, the shareholders’ equity or net worth of Holdings and the other Group Members (including, but not limited to, the value of all Capital Stock, noncontrolling interests, accumulated other comprehensive income or loss component of shareholders’ equity (“AOCI”) and other equity accounts; but excluding AOCI items recorded in accordance with GAAP and related to any non-cash pension, other post-retirement benefits liability adjustments and accounting adjustments for hedges designated as cash flow hedges, which have not yet settled and for which Holdings and other Group Members have not funded required margin account cash collateral amounts), on a consolidated basis, as determined in accordance with GAAP except as otherwise noted above.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of Holdings and the other Group Members at such date (excluding Indebtedness of the type described in clause (k) of the definition of the term Indebtedness), determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”:  the directors of Holdings on December 6, 2010 and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Co-Documentation Agents”:  as defined in the preamble hereto.

“Co-Syndication Agents”:  as defined in the preamble hereto.

“Debtor Relief Laws”:  the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  subject to Section 2.23(b), any Lender that, as reasonably determined by the Administrative Agent (with notice to the Borrower of such determination), (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder (excluding expense and similar reimbursements that are the subject of a good faith dispute), (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations (excluding expense and similar reimbursements that are the subject of a good faith dispute) or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder, which request may only be made after all conditions to funding have been satisfied; provided, that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such a Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”:  as defined in the preamble hereto.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Effective Date”:  the first date all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 10.1.

 “Eligible Assignee”:  (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), and unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

“Engagement Letter”: the Engagement Letter dated as of December 6, 2010 between GS Bank and the Borrower.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974.

 “Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Reuters Screen L1BOR 01 Page (or any successor page), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest l/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under the Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes”: as defined in Section 2.17(a).

“Exchange Act”: as defined in Section 8(j).

“Existing Credit Agreement”:  the Credit Agreement dated as of September 15, 2010, by and among the Guarantor, the Borrower, the lenders parties thereto, and Wells Fargo Bank, National Association, as administrative agent, as the same may have been amended, restated, supplemented or otherwise modified.

“Existing LC Reimbursement Agreements”: collectively, (i) Reimbursement Agreement, dated as of October 14, 2010, among Pivotal Utility Holdings, Inc., as Applicant, AGL Resources Inc., as Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, the other banks party thereto, with respect to the $54,600,000 New Jersey Economic Development Authority Gas Facilities Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2007 (AMT), (ii) Reimbursement Agreement, dated as of October 14, 2010, among Pivotal Utility Holdings, Inc., as Applicant, AGL Resources Inc., as Guarantor, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrative Agent, the other banks party thereto, with respect to the $46,500,000 Gas Facilities Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005, (iii) Reimbursement Agreement, dated as of October 14, 2010, among Pivotal Utility Holdings, Inc., as Applicant, AGL Resources Inc., as Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, the other banks party thereto, with respect to the $39,000,000 New Jersey Economic Development Authority Gas Facilities Refunding Revenue Bonds (NUI Corporation Project) Series 1996 A and (iv) Reimbursement Agreement, dated as of October 14, 2010, among Pivotal Utility Holdings, Inc., as Applicant, AGL Resources Inc., as Guarantor, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrative Agent, the other banks party thereto, with respect to the $20,000,000 Industrial Development Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005.

 “Extensions of Credit”:  as to any Lender at any time, an amount equal to the aggregate principal amount of all Loans held by such Lender then outstanding.

“Facility”:  the Commitments and the extensions of credit made thereunder.

“FATCA”:  Sections 1471 through 1474 of the Code and any Treasury regulations promulgated thereunder.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Funding Notice”: a notice substantially in the form of Exhibit G.

 “Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  those accounting principles, standards and practices generally accepted in the United States as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Holdings, the Borrower and their respective Restricted Subsidiaries.

“GS Bank”: as defined in the preamble hereto.

“Guarantee Agreement”:  the Guarantee Agreement to be executed and delivered by Holdings, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”:  Holdings.

“Hedge Agreements”:  all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and all commodity price protection agreements, or any other hedging arrangements.

“Holdings”:  as defined in the preamble hereto.

“Hybrid Securities”:  any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by Holdings or the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Wholly Owned Subsidiaries) at all times by Holdings or the Borrower or any Subsidiaries, (ii) that have been formed for the purpose of issuing such securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of Holdings or the Borrower or any Subsidiary, and (B) payments made from time to time on the subordinated debt.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that are not more than 90 days past due unless being contested in good faith and for which any reserves required by GAAP have been provided), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease (within the meaning of GAAP) obligations of such Person, (f) all Securitization Facility Attributed Debt, (g) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (h) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (k) all obligations of such Person in respect of Hedge Agreements and (1) without duplication of any of the foregoing categories, all Off-Balance Sheet Liabilities.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor under applicable law, contract or otherwise as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding the foregoing, obligations of any Person with respect to Park and Loan Transactions shall not be considered Indebtedness.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Loan that is an ABR Loan, the last day of each of March, June, September and December to occur while such Loan is outstanding commencing on March 31, 2011 and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan the date of any repayment or prepayment made or required to be made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter or such other period as the Borrower and the Lenders may agree, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under the Facility that would extend beyond the Maturity Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”:  as defined in Section 7.7.

“Lender Affiliate”:  (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Presentation”:  the lender presentation dated December 8, 2010 and furnished to the Lenders.

 “Lenders”:  as defined in the preamble hereto.

 “Level I Status”.  “Level II Status”.  “Level III Status”.  “Level IV Status” and “Level V Status”:  as set forth below:

“Level I Status”:  exists at any date if, on such date, the Borrower’s Moody’s Rating is A2 or better or the Borrower’s S&P Rating is A or better.

“Level II Status”:  exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A3 or better or the Borrower’s S&P Rating is A- or better.

“Level III Status”:  exists at any date if, on such date, (i) the Borrower has not qualified for Level I or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better or the Borrower’s S&P Rating is BBB+ or better.

“Level IV Status”:  exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better or the Borrower’s S&P Rating is BBB or better.

“Level V Status”:  exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

Notwithstanding the foregoing, if the Borrower is split-rated and the ratings differential is one level, the higher rating will apply.  If the Borrower is split-rated and the ratings differential is two Status Levels or more, the Status Level will be determined by reference to the rating at the midpoint.  If there is no midpoint, the higher of the two intermediate ratings will determine the Status Level.  If at any time the Borrower ceases to have a Moody’s Rating or an S&P Rating, then the applicable Status Level shall be determined in accordance with the Guarantor’s credit ratings in the same manner as the Borrower’s status is determined.  If at any time both the Borrower and the Guarantor cease to have a Moody’s Rating or an S&P Rating, then Level V Status shall exist.

“Lien”:  any mortgage, pledge, lien, hypothecation, security interest or other charge, encumbrance, or other arrangement in the nature of a security interest in property to secure the payment or performance of Indebtedness or other obligations of any Person; provided, however, the term “Lien” shall not mean any easements, rights-of-way, zoning restrictions, leases, sub-leases, licenses, sublicenses, other restrictions on the use of property, defects in title to property or other similar encumbrances.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Guarantee Agreement and the Notes.

“Loan Parties”:  the Borrower and the Guarantor.

“Margin Stock”: as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or financial condition of Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: 180 days after the Closing Date.

“Moody’s”:  Moody’s Investor Service, Inc.

“Moody’s Rating”:  at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement (or, if there is no such debt outstanding, the Borrower’s issuer rating issued by Moody’s then in effect for the Borrower).

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nonconsenting Lender”: any Lender that does not approve a consent, waiver or amendment to any Loan Document requested by the Borrower or the Administrative Agent and that requires the approval of all Lenders (or all Lenders directly affected thereby) under Section 10.1 when the Required Lenders have agreed to such consent, waiver or amendment.

“Non-Excluded Taxes”:  as defined in Section 2.17(a).

“Non-Public Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-U.S. Lender”:  with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Note”:  with respect to any Lender requesting the same, the promissory note of the Borrower in favor of such Lender evidencing the Loans made by such Lender pursuant to Section 2.1(a), in substantially the form of Exhibit F.

“Obligations”:  the collective reference to the unpaid principal of and interest on (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred pursuant to this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, or to any Lender that are required to be paid by the Borrower pursuant hereto or any other Loan Document).

“OFAC”:  the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities”:  as to any Person (i) any due and owing repurchase obligation or liability of such Person with respect to notes or accounts receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction and (iv) any obligation under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Taxes”:  any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Park and Loan Transactions”:  any tariff transaction offered by pipelines or other storage facilities, where the pipelines or other storage facilities allow the customers to park gas on or borrow gas from the pipelines or other storage facilities in one period and reclaim gas from or repay gas to the pipelines or other storage facilities in a subsequent period.

“Participant”:  as defined in Section 10.6(b).

“PATRIOT Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Percentage”:  as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or been terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding.

“Person”:  an individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case whether or not having a separate legal personality).

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”:  as defined in Section 10.2(b).

“Prime Rate”: the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Properties”:  as defined in Section 4.16(a).

“Public Lenders”: Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities.

“Register”:  as defined in Section 10.6(f).

“Regulation FD”: Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act of 1934 as in effect from time to time.

“Regulation U”:  Regulation U of the Board.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have expired or been terminated, the Loans then outstanding; provided that the Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”:  as to any Person, the articles or certificate of incorporation or organization, by laws, partnership agreement, limited liability company agreement, operating agreement, management agreement, or other organizational or governing documents of such Person, and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute or treaty, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer, treasurer or controller of Holdings or the Borrower, as the case may be, but in any event, with respect to financial matters, the chief financial officer or treasurer of Holdings.

“Restricted Payments”:  as defined in Section 7.5.

“Restricted Subsidiary”:  any Subsidiary other than an Unrestricted Subsidiary.

“Sanctioned Country”: a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time.

“Sanctioned Person”: (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/-offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC”:  the Securities and Exchange Commission and any analogous Governmental Authority.

“Securitization Facility Attributed Debt”:  at any time, the aggregate net outstanding amount theretofore paid to any of the Group Members (without duplication) in respect of securitization assets (whether accounts receivable, general intangibles, instruments, documents, chattel paper or other similar assets) sold or transferred in connection with any securitization financing program established by any of the Group Members in respect of such securitization assets (it being the intent of the parties that such Securitization Facility Attributed Debt at any time outstanding approximate as closely as possible the principal amount of Indebtedness that would be outstanding at such time under such financing program if the same were structured as a secured lending arrangement rather than a sale or securitization arrangement).

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“S&P”:  Standard & Poor’s Rating Service, a division of the McGraw Hill Companies, Inc.

“S&P Rating”: at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement (or, if there is no such debt outstanding, the Borrower’s issuer rating issued by S&P then in effect for the Borrower).

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the sum of the value of the assets of such Person (based on either fair value or present fair saleable value, as applicable) will, as of such date, exceed the sum of the liabilities of such Person as of such date, (b) such Person will be able to pay its debts as they mature and (c) such Person has sufficient capital to conduct its business.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

“Status Level”:  the collective reference for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of either or both of the Borrower and Holdings.

“Termination Date”:  the earlier of: (i) the last day of the Commitment Period and (ii) the date of any termination of the Commitments pursuant to Section 2.1(a), Section 2.7 or Section 8.

“Total Capitalization”:  at any date, the sum of Consolidated Net Worth and Consolidated Total Debt of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Total Commitments”:  at any time, the aggregate amount of the Commitments then in effect.  The Total Commitments as of the Effective Date is $300,000,000.

“Total Extensions of Credit”:  at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Unrestricted Subsidiary”:  any Subsidiary which (i) is designated as an Unrestricted Subsidiary in accordance with Section 7.11, and (ii) has not incurred any Indebtedness that is guaranteed or otherwise supported by the credit of Holdings, the Borrower or any other of their respective Restricted Subsidiaries (but excluding any such guarantee or other credit support arrangement pursuant to which the liability of such guarantor or credit support provider is limited to loan amounts advanced by another Person against inventory claimed (by rights or claims of offset, ownership or similar claim) by such guarantor or credit support provider, and such guarantor or credit support provider is entitled to receive a pro rata interest in such inventory corresponding to the amounts paid in respect of such inventory).

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, that for purposes of determining compliance with the covenants contained in Section 7.1, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 4.1, and provided, further, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(c) The words “hereof, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                     SECTION 2.

AMOUNT AND TERMS OF COMMITMENTS; LOANS

2.1 Commitments; Loans

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make Loans to the Borrower on the Closing Date in an aggregate principal amount equal to such Lender’s Commitment.  Amounts borrowed under this Section 2.1 and repaid or prepaid hereunder may not be reborrowed.  Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

(b) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.7 are several and not joint.  The failure of any Lender to make Loans, or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make any such payment required hereunder.

(c) The Borrower shall repay all outstanding Loans on the Maturity Date.

2.2 Procedure for Loan Borrowing

.  The Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit G hereto (a “Funding Notice”) not later than 11:00 A.M. (New York time) (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans), specifying:

(i) the amount and Type of Loans to be borrowed;

(ii) the requested Borrowing Date; and

(iii) in the case of Eurodollar Loans, the respective lengths of the initial Interest Period therefor.

Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make its Percentage of the borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 p.m., New York time, on the Borrowing Date requested by or on behalf of the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

2.3 [Reserved].

2.4 [Reserved].

2.5 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time in respect of such Loans.  The Administrative Agent shall maintain the Register pursuant to Section 10.6(f), and a record therein for each Lender, in which shall be recorded (i) the amount of each Loan made by such Lender, the interest rate applicable thereto and each Interest Payment Date applicable thereto, and (ii) the amount of any sum received by the Administrative Agent hereunder from the Borrower on account of such Loan.  The entries made in the Register and the records of each Lender maintained pursuant to this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such record, or any error therein, either of which shall be promptly corrected, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made by such Lender in accordance with the terms of this Agreement.  In the event of any conflict between the Register and the records of each Lender, the Register shall control in the absence of manifest error.

(b) At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a Note evidencing the Loans of such Lender, payable to such Lender.

2.6 Fees.

(a) [Reserved]

(b) The Borrower agrees to pay to the Administrative Agent and the Arranger the fees in the amounts and on the dates previously agreed to in the Engagement Letter.

2.7 Termination or Reduction of Commitments.  The Borrower shall have the right, prior to the Closing Date, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to ratably reduce the amount of the Commitments.  Any such reduction shall be in an amount equal to $10,000,000, or an integral multiple of $1,000,000 in excess thereof, and shall reduce permanently the Commitments then in effect.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Commitments.

2.8 Prepayments.

(a)           The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 a.m., New York time, on the date of such prepayment in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of the Loans shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)           On and after the Effective Date, the Loans shall be prepaid or the Total Commitments hereunder shall be permanently reduced, at 100% of the principal amount of the outstanding Loans being prepaid plus accrued interest to the date of prepayment by the amount of net proceeds to Holdings or any of its Subsidiaries (including, without limitation, the Borrower), but, in the case of proceeds received by a regulated Subsidiary of Holdings, solely to the extent such proceeds are distributed to Holdings, the Borrower or another unregulated Subsidiary of Holdings (and, in the case of joint ventures with unaffiliated third parties, to the extent of Holdings’ direct or indirect Capital Stock therein), from any direct or indirect public offering or private placement of any debt securities or any other incurrence of debt (whether funded or unfunded) or bank borrowings; provided that the net proceeds thereof are designated to repay the Loans (with accrued interest thereon) and all other amounts owing under the Agreement.

2.9 [Reserved].

2.10 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the  Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when a Default or an Event of Default has occurred and is continuing.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11 Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (b) no more than six Eurodollar Tranches shall be outstanding at any one time.

2.12 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin for Eurodollar Loans.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin for ABR Loans.

(c) [Reserved].

(d) Upon the occurrence and during the continuance of any Event of Default under Sections 8(a) or 8(f), or (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the ABR plus the Applicable Margin or the Eurodollar Rate plus the Applicable Margin) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the ABR (plus the Applicable Margin) plus 2%), and, in each case, such default interest shall be payable on demand.  To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(e) Interest in respect of all Loans shall be payable in arrears on each Interest Payment Date.  Notwithstanding the foregoing, interest accruing pursuant to paragraph (d) of this Section 2.12 shall be payable from time to time on demand.

2.13 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.14 Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined in its reasonable and good faith judgment (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the actual cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period;

the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent (upon the instruction of the Required Lenders in the case of clause (ii) above), no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.  The Administrative Agent shall promptly withdraw such notice when Eurodollar Loans are again available.

2.15 Pro Rata Treatment and Payments.

(a) The borrowing by the Borrower from the Lenders hereunder, and any reduction of the Commitments of the Lenders shall be made according to the respective Percentage of each of the relevant Lenders.

(b) Subject to Section 2.23(a), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made according to the respective Percentage of each Lender.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.16 Requirements of Law.

(a) If any Change in Law:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any amounts pursuant to this paragraph, it shall promptly notify the Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such period for which the Borrower shall be required to compensate the Lenders shall be extended to include the period of such retroactive effect.

(b) If any Lender shall have determined that any Change in Law regarding capital requirements shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such period for which the Borrower shall be required to compensate the Lenders shall be extended to include the period of such retroactive effect

(c) A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Taxes.

(a) Except as required by law, all payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) Taxes that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) of this Section 2.17, (iii) U.S. withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such taxes pursuant to this paragraph and (iv) withholding taxes imposed under FACTA (collectively, clauses (i)-(iv), “Excluded Taxes”).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.  For the avoidance of doubt, the parties acknowledge and agree that the term Non-Excluded Taxes shall not include Excluded Taxes.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within ten days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent or a Lender pursuant to this Section 2.17 for any Non-Excluded Taxes or Other Taxes imposed or asserted against the Administrative Agent or such Lender more than 90 days prior to the date that the Administrative Agent or such Lender, as the case may be, notifies the Borrower of the imposition or assertion of such Non-Excluded Taxes or Other Taxes and of the Administrative Agent’s or such Lender’s intention to claim indemnification therefor (except that, if the imposition or assertion of such Non-Excluded Taxes or Other Taxes giving rise to such claim for indemnification is retroactive, then the 90 day period referred to above shall commence on the date the Administrative Agent or such Lender obtains knowledge of the same).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure,

(e) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Non-U.S. Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Non-U,S.  Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(g) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder and for a period of one year after the indefeasible payment in full of all Obligations and the termination of this Agreement and the other Loan Documents.

2.18 Compensation.  The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain Eurodollar Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a Eurodollar Loan does not occur on a date specified therefor in the notice of borrowing or notice of conversion/continuation provided by the Borrower to the Administrative Agent, (ii) if any repayment, prepayment or conversion of any Eurodollar Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.21 or any acceleration of the maturity of the Loans pursuant to Section 8),  (iii) if any prepayment of any Eurodollar Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any Eurodollar Loan when due hereunder.  Calculation of all amounts payable to a Lender under this Section 2.18 shall be made as though such Lender had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.18.  A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.18 by any Lender as to any additional amounts payable pursuant to this Section 2.18 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent.  Determinations set forth in any such certificate made in good faith for purposes of this Section 2.18 of any such losses, expenses or liabilities shall be conclusive absent manifest error.

2.19 Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16, 2.17(a) or 2.20 with respect to such Lender, to the extent permitted by law, it will designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, are not disadvantageous to such Lender, and provided, further, that nothing in this Section 2.19)  shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16, 2.17(a) or 2.20.

2.20 Illegality.  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall make it unlawful, impossible or impracticable for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent and the Borrower thereof (with supporting documentation) of such event, then such Lender’s Commitment shall be suspended and, 30 days following such notification, shall be canceled if such unlawfulness, impossibility or impracticability shall then be continuing.  The Borrower shall prepay such Lender’s Loans or convert such Eurodollar Loans to ABR Loans at the time or times and to the extent necessary to avoid such unlawfulness, together with unpaid accrued interest thereon, unpaid accrued fees and any other amounts due and payable to such Lender, unless, in either case, prior thereto, the Borrower shall have given notice to such Lender that the Borrower will require such Lender to assign and transfer all of its interests in this Agreement pursuant to Section 2.21 and shall have caused such Lender to have so assigned and transferred such interests.

2.21 Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a).  (b) requires relief pursuant to Section 2.20 or (c) is a Defaulting Lender or a Nonconsenting Lender, in each case with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a) or relief pursuant to Section 2.20, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender for any amounts owing under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be an Eligible Assignee, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay to the Lender being replaced all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  If any circumstances arise which result, or such Lender becomes aware of any circumstances which are expected to result, in the Borrower having to make such compensation or indemnification or in it becoming illegal for such Lender to make, fund or maintain such Lender’s Eurodollar Loans, such Lender shall use its commercially reasonable efforts to notify the Borrower thereof and, in consultation with the Borrower, such Lender shall take all steps, if any, it determines are reasonable and the Borrower determines are acceptable to mitigate the effect of those circumstances; provided that no delay or failure by any Lender to provide any such notice shall affect the obligations of the Borrower hereunder.

2.22 [Reserved].

2.23 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.1.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any such Defaulting Lender that has failed to comply with its funding obligations under Section 9 hereof (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent or any Indemnitee hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender and each Lender irrevocably consents hereto.

(b) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of the Borrower or any other party hereunder arising from that Lender’s having been a Defaulting Lender.

                       SECTION 3.

[RESERVED]

                     SECTION 4.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement on the Effective Date and to make the Loans on the Closing Date, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender on the Effective Date and the Closing Date that:

4.1 Financial Condition.  The audited consolidated balance sheet of Holdings as at December 31, 2009, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, fairly present in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.  The unaudited consolidated balance sheet of Holdings as at September 30, 2010, and the related unaudited consolidated statements of income, retained earnings and cash flows for the nine-month period ended on such date, fairly present in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year end audit adjustments and, in the case of unaudited financial statements, the absence of footnotes).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and in the case of unaudited financial statements except for the absence of footnotes and subject to normal year end audit adjustments).  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings and the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.2 No Change.  Since December 31, 2009, no event or condition has occurred or changed that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that such non-compliance, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No authorization or approval of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, other than any such consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation of any of Holdings, the Borrower or their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  No Requirement of Law or Contractual Obligation applicable to Holdings, the Borrower or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation.  No litigation, arbitration or administrative proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened (i) against Holdings or the Borrower or any of their respective Subsidiaries to restrain the entry by Holdings or the Borrower into, the enforcement of or exercise of any rights by the Lenders or the Administrative Agent under, or the performance or compliance by the Borrower with any obligations under, this Agreement, the Notes, or the Guarantee Agreement, or (ii) against Holdings or the Borrower or any of their Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect.

4.7 No Default.  No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property which is material to the operation of such Group Member’s business, and good title to, or a valid leasehold interest in, all its other property which is material to the operation of such Group Member’s business, and none of such property is subject to any Lien except as permitted by Section 7.2.

4.9 Intellectual Property  . (i) Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim and (iii) the use of Intellectual Property which is material to the operation of each Group Member’s business does not infringe on the rights of any Person in any material respect.

4.10 Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed (except as permitted under Section 7.2(c)) and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than any such tax, fee or charge, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member).

4.11 Margin Regulation.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used in any manner which violates Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.  After application of the proceeds of all Loans and any purchases funded thereby, less than 25% of the assets of Holdings and the Borrower and their Subsidiaries consist of “margin stock” (as defined in Regulation U).

4.12 ERISA.  Neither a Reportable Event nor any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and, to the knowledge and belief of Holdings and the Borrower, each Plan has complied in all material respects with the applicable provisions of ERISA and the Code except where non-compliance, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability or loss under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability or loss under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in any case where, either singly or in the aggregate, the aggregate amount of loss or liability could not reasonably be expected to have a Material Adverse Effect.

4.13 Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to borrow Loans under this Agreement.

4.14 Subsidiaries.  As of the Effective Date, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary of each of Holdings and the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and whether such Subsidiary is then a Restricted Subsidiary or Unrestricted Subsidiary, and (b) except as set forth on Schedule 4.14. there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock performance grants granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any of Holdings’ or the Borrower’s respective Subsidiaries, except as created by the Loan Documents.

4.15 Use of Proceeds.  The proceeds of the Loans shall be used to repay the 2011 Notes and/or to repay another financing source of the 2011 Notes, whether the refinancing thereof is from proceeds of other Indebtedness, commercial paper or other sources.

4.16 Environmental Matters.  Except (i) as may be disclosed on Schedule 4.16. or (ii) as, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any of Holdings, the Borrower, or their respective Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) none of Holdings, the Borrower, or their respective Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any of them (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any of Holdings, the Borrower, or their respective Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.17 Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, the Lender Presentation or any other document, certificate or written statement furnished by any Loan Party or other statement made or furnished by any Loan Party, in each case to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Lender Presentation, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Lender Presentation or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.18 Solvency.  Each Loan Party is, and after giving effect to the incurrence of all Obligations being incurred in connection herewith, will be and will continue to be, Solvent.

4.19 Status of Loans and Guarantee Agreement.  The obligations of Borrower and Holdings in respect of the Loans and the Guarantee Agreement, respectively, constitute senior, unsubordinated, unsecured, direct obligations of such Loan Parties and rank pari passu with such Loan Parties’ other senior, unsubordinated, unsecured obligations.

4.20 OFAC.  No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

4.21 PATRIOT Act.  Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

                     SECTION 5.

CONDITIONS PRECEDENT

5.1 Conditions to Effectiveness.  The effectiveness of this Agreement on the Effective Date is subject to the following conditions precedent:

(a) Credit Agreement; Guarantee Agreement.  The Administrative Agent shall have received (i) this Agreement executed and delivered by the Agents, Holdings, the Borrower and each Lender, (ii) the Notes requested by the Lenders as executed and delivered by the Borrower, and (iii) the Guarantee Agreement executed and delivered by Holdings

(b) Certificate of Officers.  The Administrative Agent shall have received certificates of the Secretary or an Assistant Secretary of the Borrower and Holdings containing specimen signatures of the persons authorized to execute the Loan Documents on behalf of the Borrower and Holdings, and any other documents provided for herein or therein, together with (x) copies of resolutions of the Boards of Directors of the Borrower and Holdings authorizing the execution and delivery of the Loan Documents, (y) copies of the Borrower’s and Holdings’ articles or certificate of incorporation, by-laws, and other governing or organizational documents and (z) a certificate of good standing from the Office of the Secretary of State of the state of organization of each of the Borrower and Holdings.

(c) Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of (1) Kilpatrick Stockton LLP, special Georgia counsel to Holdings, (2) Woodburn and Wedge, special Nevada counsel to the Borrower and (3) Dewey & LeBoeuf LLP, special New York counsel to Holdings and the Borrower, substantially in the forms of Exhibits E-l,  E-2, and E-3.  Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(d) Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent any representation and warranty expressly relates to any earlier date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such earlier date and except that for purposes of this Section 5.1, the representations and warranties contained in Section 4.1 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1.

(e) Fees.  The Lenders, the Arranger and the Administrative Agent shall have received all fees required to be paid (including, without limitation, all fees due under the Engagement Letter), and all expenses for which reasonably detailed invoices have been presented (but only the reasonable fees and out-of-pocket expenses of one legal counsel to the Administrative Agent).

(f) PATRIOT Act.  The Borrower and Holdings shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Without limiting the generality of the provisions of Section 9, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

5.2 Conditions to the Loans.  The obligation of each Lender to make any Loan during the Commitment Period is subject to the additional satisfaction of the following conditions precedent:

(a) Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent any representation and warranty expressly relates to any earlier date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such earlier date and except that for purposes of this Section 5.2, the representations and warranties contained in Section 4.1 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1.

(b) Fees.  The Lenders, the Arranger and the Administrative Agent shall have received all fees required to be paid (including, without limitation, all fees due under the Engagement Letter), and all expenses for which reasonably detailed invoices have been presented (but only the reasonable fees and out-of-pocket expenses of one legal counsel to the Administrative Agent).

(c) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d) Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(e) Other Documents.  The Administrative Agent shall have received such other documents, certificates, information and legal opinions as it or the Required Lenders may have reasonably requested.

The borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

                        SECTION 6.

AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall and shall cause each other Group Member to:

6.1 Financial Statements.  Furnish to the Administrative Agent for delivery to the Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries and a copy of the separate unaudited balance sheet (or, if audited financial statements are otherwise prepared or required to be prepared for such Unrestricted Subsidiary, audited balance sheet) of each Unrestricted Subsidiary, in each case as at the end of such year and the related audited (or, in the case of any Unrestricted Subsidiary for which audited statements are not required by this Section 6.1 (a), unaudited) consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on for such fiscal year without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Holdings’ independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings (other than the last fiscal quarter of each fiscal year), a copy of the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries, and a copy of the separate unaudited consolidated balance sheet of each Unrestricted Subsidiary, in each case as at the end of such quarter and the related unaudited statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as having been prepared in accordance with GAAP (other than the omission of footnotes and subject to normal year end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and in the case of quarterly financial statements except for the omission of footnotes and subject to normal year end audit adjustments).  Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 6.1 or otherwise are being distributed through the Platform, any document or notice that Holdings or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders.  Each of Holdings and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Holdings or the Borrower which is suitable to make available to Public Lenders.  If Holdings or the Borrower has not indicated whether a document or notice delivered pursuant to this Section 6.1 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Holdings, its Subsidiaries and their securities.

6.2 Certificates; Other Information.  Furnish to the Administrative Agent for delivery to the Lenders (or, in the case of clause (d), to the relevant Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1. (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be;

(b) (i) prompt notice to the Administrative Agent of any failure by Holdings or the Borrower to file with the SEC any annual report on Form 10-K or quarterly report on Form 10-Q on or before the date such report is required to be filed pursuant to SEC regulations, and (ii) within five days after the same is filed, notice to the Administrative Agent of the filing of any such annual report on Form 10-K or quarterly report on Form 10-Q that had not previously been filed by Holdings or the Borrower as described in the preceding clause (i), and the availability to the Lenders of such filing through electronic access;

(c) within five days after the same is filed, notice to the Administrative Agent of the filing by Holdings or the Borrower with the SEC of any proxy statement, and the availability to the Lenders of such filing through electronic access; and

(d) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Federal, state and other material taxes and other material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Maintenance of Existence; Compliance . (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance.  (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain insurance (either with financially sound insurance companies or through self-insurance) on all its property in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in respect of Holdings, the Borrower, and their respective Subsidiaries in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to their business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours and, if no Event of Default has occurred and is continuing, upon reasonable notice and as often as may reasonably be desired and to discuss their respective businesses, operations, properties and financial and other condition with their respective officers and employees and with their independent certified public accountants; provided, that unless an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall use their reasonable efforts to coordinate any such visits or inspections so as to minimize disruption of the conduct of their respective businesses, as applicable.

6.7 Notices.  Promptly, and in any event within three Business Days after any Responsible Officer of the Borrower or Holdings knows or has reason to know of the same, give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) the following events, at such time as a Responsible Officer has knowledge thereof; any (i) default or event of default under any material Contractual Obligation of any of Holdings, the Borrower, or their respective Subsidiaries or (ii) litigation or governmental proceeding that may exist at any time between any of Holdings, the Borrower, or their respective Subsidiaries and any Governmental Authority, and (iii) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, that in any of the foregoing cases (i) through (iii) singly or in the aggregate, could reasonably be expected to result in liabilities, losses or claims to the Group Members in an aggregate amount in excess of $100,000,000; and

(c) any adverse change in or downgrade of, or withdrawal or suspension of, the Moody’s Rating or the S&P Rating of which Holdings or the Borrower has received written notification or of which Holdings or the Borrower becomes aware of the public announcement thereof.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply in all material respects with, and contractually require compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and contractually require that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in a timely manner in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Maintenance of Ownership.  In the case of Holdings, own 100% of the Capital Stock of the Borrower, Atlanta Gas Light Company, Pivotal Utilities Holdings, Inc., Virginia Natural Gas, Inc.

6.10 OFAC, PATRIOT Act Compliance.  Each of the Borrower and Holdings will, and will cause each Group Member to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

                        SECTION 7.

NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, during the term of this Agreement, and so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of the other Group Members to, directly or indirectly:

7.1 Financial Condition Covenant.  Permit the ratio of Consolidated Total Debt to Total Capitalization to be greater than 0.70:1.00 as of the end of any fiscal month of Holdings (as determined by Holdings and the Borrower based on their internal fiscal month-end consolidated balance sheet prepared not later than ten days following the end of such fiscal month) or at the end of any fiscal quarter of Holdings (as reflected on the consolidated financial statements delivered to the Lenders pursuant to Section 6.1). For purposes of the foregoing, to the extent Consolidated Total Debt includes outstanding amounts under Hybrid Securities, then a portion of the amount of such Hybrid Securities not to exceed a total of 15% of Total Capitalization may be excluded from Consolidated Total Debt.

7.2 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Mechanics’, materialmen’s, carriers’, and other similar Liens arising in the ordinary course of business that are not overdue for a period longer than 30 days or that are being contested in good faith by appropriate proceedings;

(b) Pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation;

(c) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the consolidated books of Holdings in conformity with GAAP;

(d) Liens in respect of judgments or awards pending appeal (other than judgments or awards not constituting an Event of Default under Section 8(h)) so long as execution is not levied thereunder, and Liens in favor of plaintiff or defendant in any action before a court or a tribunal as security for costs or expenses where such action is being prosecuted or defended in the bona fide interest of Holdings or any other Group Member;

(e) Liens on deposits to secure, or any Lien otherwise securing, the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) Liens on any fixed or capital assets to secure the purchase of or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing capital lease obligations); provided, that (i) such Lien secures Indebtedness which on the date incurred and after giving pro forma effect thereto is permitted under Section 7.1; (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset of any Group Member; and (iv) the Indebtedness secured by such Lien does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(g) Liens (x) outstanding on or over any Assets acquired after the Effective Date, (y) in existence at the date of such acquisition and not created in contemplation thereof, and (z) where the principal amount secured thereby is not increased over the amount so secured and outstanding at the time of such acquisition (other than in the case of Liens for a fluctuating balance facility, by way of utilization of that facility within the limits applicable thereto at the time of acquisition);

(h) Liens constituted by a right of set off, or rights over a margin call account, or any form of cash collateral, or any similar arrangement, in any such case for obligations incurred in respect of any Hedge Agreements, as renewed or extended upon the renewal or extension or refinancing or replacement of the obligations secured thereby;

(i) Liens existing on the Effective Date and set forth on Schedule 7.2(i) as renewed, extended, refinanced or replaced, provided that such renewal, extension, refinancing, or replacement does not cover any other Assets or increase the obligations secured thereby;

(j) Liens on the property of a Person existing at the time such Person is merged into or consolidated with Holdings or any other Group Member and not incurred in contemplation with such merger or consolidation; and

(k) Liens created or outstanding on Assets of Holdings or other Group Members, provided that the aggregate outstanding principal, capital and nominal amounts secured by all Liens created or outstanding as permitted under clauses (f) through (j) above and this clause (k) shall not at any time exceed 15% of Consolidated Net Worth.

7.3 Fundamental Changes.  Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

(a) any entity may be merged or consolidated with or into Holdings (provided that Holdings shall be the continuing or surviving corporation) or any other Restricted Subsidiary of Holdings (provided that such Restricted Subsidiary shall be the continuing or surviving corporation); and

(b) any Restricted Subsidiary of Holdings may Dispose of any or all of its Assets (i) to Holdings or any other Restricted Subsidiary of Holdings (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.4 and may thereafter liquidate, wind up or dissolve.

7.4 Disposition of Property.  Dispose of any of its Assets, whether now owned or hereafter acquired, or, in the case of Holdings or any of its Restricted Subsidiaries, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions in the ordinary course of business of obsolete or worn out property or property no longer used or useful;

(b) sales of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.3(b)(i);

(d) sales or issuances of any Restricted Subsidiary’s Capital Stock to Holdings or to any Restricted Subsidiary of Holdings; and

(e) the Disposition of other Assets, the aggregate net book value of which, when combined with all such other Assets sold, leased, transferred or otherwise disposed of since September 30, 2010, would not exceed 20% of Holdings’ consolidated Assets at the end of the preceding fiscal quarter (including the fourth fiscal quarter) of Holdings for which financial statements have most recently been delivered to the Administrative Agent pursuant to Section 6.1.

7.5 Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)  any Restricted Subsidiary may make Restricted Payments to Holdings or to any Restricted Subsidiary of Holdings or to any third-party investors in any Restricted Subsidiary of Holdings;

(b) so long as no Event of Default shall have occurred and be continuing or result therefrom, Holdings may declare and pay dividends on shares of its Capital Stock (provided that Holdings may pay dividends on shares of its Capital Stock within 60 days after the date of declaration thereof, so long as on the date of declaration no Event of Default shall have occurred and be continuing or result therefrom); and

(c) so long as no Event of Default shall have occurred and be continuing or result therefrom, Holdings may buy back any outstanding shares of its Capital Stock.

7.6 Intentionally Omitted.

7.7 Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations otherwise permitted by this Agreement;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e) other Investments made by Holdings or its Restricted Subsidiaries (other than the Borrower) subsequent to September 30, 2010 where such Investments consist of purchases of, or other investments in, the Capital Stock or other equity or ownership interests, assets, obligations or other interests in, Subsidiaries, joint ventures, or other Persons, in each case that are engaged principally in the business of purchasing, gathering, compression, transportation, generation, distribution, exploration, production, processing or storage of natural gas or electricity, or asset management with respect to the foregoing (the foregoing collectively referred to as “Permitted Acquisitions”);

(f) $150,000,000 in respect of Investments other than those described in the preceding clause (e); and

(g) (x) intercompany Investments between Holdings and the Borrower, (y) intercompany Investments between Group Members (other than Holdings and the Borrower) and (z) intercompany Investments between any Group Member (other than Holdings and the Borrower) and Holdings and the Borrower to the extent necessary in the ordinary course of business.

7.8 Negative Pledge Clauses.  Except for the agreements listed or described on Schedule 7.8, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents; (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby); and (c) any agreement in effect at the time any Person becomes a Subsidiary of Holdings (including by way of merger or consolidation); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

7.9 Clauses Restricting Subsidiary Distributions.  Except for the agreements listed on Schedule 7.8, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Holdings to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, Holdings or any other Restricted Subsidiary of Holdings, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of Holdings or (c) transfer any of its assets to Holdings or any other Restricted Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement permitted hereunder that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or Assets of such Restricted Subsidiary (in which case, any restriction shall only be effective against such Capital Stock or Assets); (ii) any agreements with joint venture partners in connection with joint ventures permitted by this Agreement; (iii) any agreement in effect at the time any Person becomes a Subsidiary of Holdings (including by way of merger or consolidation); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (iv) solely in the case of clause (c) above, any agreement governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (v) solely in the case of clause (c) above, customary provisions in leases, licenses and other contracts restricting the assignment thereof.

7.10 Lines of Business and Hedge Activities.  (a) With respect to Holdings and each Subsidiary (other than the Borrower), enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which Holdings and its Subsidiaries (other than the Borrower) and its existing joint ventures are engaged on the date of this Agreement, (ii) that are reasonably related to the businesses referred to in the preceding clause (i), or (iii) that are being undertaken by comparable companies in the natural gas and electricity industries, (b) with respect to the Borrower, enter into any business, except for that in which the Borrower is engaged on the Effective Date, or (c) with respect to Holdings, the Borrower, and each other Group Member, enter into any Hedge Agreement except in the ordinary course of their business and consistent with industry practices.

7.11 Designation of Subsidiaries.  Holdings may not designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary, or designate or redesignate any Restricted Subsidiary as an Unrestricted Subsidiary, unless (a) Holdings shall have given not less than ten days’ prior written notice to the Lenders that the Board of Directors of Holdings has made such determination, (b) at the time of such designation or redesignation, and immediately after giving effect thereto, no Default or Event of Default would exist, (c) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and after giving effect thereto, (i) such Unrestricted Subsidiary so designated shall not, directly, or indirectly, hold or own any Indebtedness or Capital Stock of Holdings or any Restricted Subsidiary, and (ii) such designation shall be deemed a sale of assets and shall be permitted by the provisions of Section 7.4, (d) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary and after giving effect thereto, all outstanding Indebtedness and all existing Liens of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Sections 7.1 and 7.2, (e) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Restricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as an Unrestricted Subsidiary more than once, and (f) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Unrestricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as a Restricted Subsidiary more than once.

                       SECTION 8.

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof, or (ii) any interest on any Loan or any other amount payable hereunder or under any other Loan Document (other than any amount referred to in clause (i) above), within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a), Section 6.9 or Section 7.1 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) knowledge thereof by any Responsible Officer of any Loan Party or (ii) notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto (after giving effect to any applicable cure periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace or notice and cure, if any, provided in any instrument or agreement under which such Indebtedness was created; or (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause the acceleration of the maturity of such Indebtedness; or any such Indebtedness shall be declared due and payable, or be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the scheduled maturity thereof by reason of such event or condition; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the total principal amount of which exceeds in the aggregate $100,000,000 (which, in the case of Indebtedness arising under any Hedge Agreement, shall be determined as the amount, if any, that would then be payable by the Group Member thereunder if such Hedge Agreement were to be terminated as a result of default by such Group Member); or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief under any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure by any Plan to satisfy the “minimum funding standard” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, results in liabilities of the Group Members in respect thereof in excess of $100,000,000; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate liabilities (not paid or not fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) the guarantee contained in Section 2 of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of Holdings or (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare all or any portion of the Commitments to be terminated forthwith, whereupon such portion of the Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable law.  Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                        SECTION 9.

THE AGENT

9.1 Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.  Except as set forth in Section 9.9, the provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.3 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8 and 10.1) or (ii) in the absence of its own gross negligence or willful misconduct.

9.4 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7 Indemnification.  To the extent that the Borrower for any reason fails to pay any amount required under Section 10.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any other Indemnitee, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such other Indemnitee, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any other Indemnitee of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

9.8 Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Documentation Agent and Syndication Agent.  None of the Documentation Agent or the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

                                SECTION 10.

MISCELLANEOUS

10.1 Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party (any required response to the matters described in clauses (a) or (b) of this Section 10.1 not to be unreasonably delayed by any party) party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party (any required response to the matters described in clauses (a) or (b) of this Section 10.1 not to be unreasonably delayed by any party) party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any principal amount or extend the final scheduled date of maturity of any Loan beyond the Maturity Date, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release the Guarantor from its obligations under the Guarantee Agreement without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9.1 without the written consent of the Administrative Agent; (v) amend, modify or waive any prepayment provisions (including, but not limited to, Sections 2.8); or (vi) modify or waive the definition of “Percentage”, Sections 2.1(c) or 2.15 or the pro rata treatment of any Lender without the written consent of all Lenders directly affected thereby.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the final maturity thereof extended, amounts payable to such Lender hereunder may not be permanently reduced (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender), and neither this clause (x) nor the following clause (y) may be amended, in each case, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (2) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following the posting of such amendment to the Lenders.

10.2 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To Holdings:	AGL Resources Inc. Ten Peachtree Place NE, Suite 1000 Atlanta, Georgia 30309 Attention: Chief Financial Officer Telecopy: (404) 584-3509 Telephone: (404) 584-3580

With a copy to:	AGL Resources Inc. Ten Peachtree Place NE, Suite 1000 Atlanta, Georgia 30309 Attention: General Counsel Telecopy: (404) 584-3419 Telephone: (404) 584-3430
To the Borrower:	AGL Capital Corporation 2325-B Renaissance Drive, Suite 10 Las Vegas, Nevada 89119 Attention: President Telecopy: 702-966-4247 Telephone: 702-966-4246
To the Administrative Agent:	Goldman Sachs Bank USA 200 West Street New York, New York 10282-2198 Attention: Blake Longstaff Telecopy: 646-769-7965 Telephone: 212-902-2382
With a copy to:	Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, New York 10005-1433 Attention: Lauren A. Hanrahan Telecopy: (212) 822-5339 Telephone: (212) 530-5339
To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b) The Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Intralinks/Intra Agency, SyndTrak or a substantially similar electronic transmission system (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  The Agent Parties (as defined below) do not warrant the adequacy of the platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”).  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Agent Party as determined by a final and nonappealable judgment of a court of competent jurisdiction; provided, however, that in no event will any Agent Party or any of their respective affiliates have any liability for any indirect, consequential, special or punitive damages.

10.3 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder and for a period of one year after the indefeasible payment in full of all Obligations and the termination of this Agreement and the other Loan Documents.

10.5 Payment of Expenses and Taxes; Indemnity; Damage Waiver.  The Borrower agrees (a) to pay or reimburse the Arranger and the Administrative Agent for all of their reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Arranger , the Administrative Agent and each other Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and out-of-pocket fees and disbursements of counsel (but limited in the case of fees and disbursements of counsel to one counsel for the Administrative Agent and one additional counsel to the Lenders (and appropriate specialty and local counsel for each); provided, however, that in the event any Lender or its counsel reasonably determines that it would create an actual or potential conflict of interest to not have individual counsel, such Lender may engage and be reimbursed for its own counsel in accordance with the foregoing), (c) to pay, indemnify, and hold each Lender, the Arranger, the Administrative Agent and each other Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Arranger, the Administrative Agent, each other Agent and their respective officers, directors, partners, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  To the maximum extent permitted by applicable law, each party to this Agreement agrees that it shall not assert, and hereby waives, any right or claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated by this Agreement or any other Loan Document, any Loan or the use of the proceeds thereof; provided, however, that Indemnified Liabilities arising out of a claim by any Person against an Indemnitee shall be considered direct damages for purposes of this Section 10.5, even if such claim may constitute consequential, special, indirect or punitive damages with respect to the Person asserting such claim.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than ten days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower to the attention of the Treasurer as set forth in Section 10.2 or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, postpone the date of the final maturity of the Loans or release the Guarantor from its obligations under the Guarantee Agreement, in each case to the extent subject to such participation.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 10.5 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(c) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $3,000,000, in the case of any assignment of a Loan, unless each of the Administrative Agent and (unless an Event of Default has occurred and is continuing at the time of such assignment) the Borrower otherwise consents to such lesser amount (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (except in the case of assignment by or to GS Bank or any of its Affiliates), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.  Upon (i) the execution and delivery of the Assignment and Acceptance by the assigning Lender (the “Assignor”) and assignee Lender (the “Assignee”), (ii) acceptance and recording thereof by the Administrative Agent pursuant to paragraph (g) of this Section 10.6, (iii) consent thereof from the Borrower to the extent required pursuant to this paragraph (c) and (iv) if such assignee Lender is a Non-U.S. Lender, compliance by such Person with Section 2.17(e), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section 10.6.  In connection with any consent required from Borrower with respect to an assignment hereunder, Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof.

(d) Notwithstanding anything to the contrary contained in this Agreement, no assignment or participation shall be made (i) to the Borrower, Holdings or any of their respective Subsidiaries or Affiliates, or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) of this Section 10.6(d).

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment (but not including any Loan Parties) shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

(g) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (if applicable), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

(i) The Borrower, upon receipt of written notice from the relevant Lender, agrees (at the Borrower’s expense) to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

(j) [Reserved].

10.7 Adjustments; Set off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Facility, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, unless they have agreed to the contrary, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.10 Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers.  Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof sitting in New York, New York;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.13 Acknowledgements.  Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14 Confidentiality.  Each Agent, the Arranger and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Agents, the Arranger or any Lender from disclosing any such information (a) to the Agents, the Arranger, any other Lender, any Affiliate of any Agent or Arranger or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section 10.14, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who are directly involved in the consideration of the Facility and who have been informed of the confidential nature of such information and who have agreed to treat such information confidentially, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) to market data collectors, similar service providers to the lending industry and service providers to the Agents, the Arranger and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the parties agree that this Agreement does not limit the ability of any party hereto (or any employee, representative, or other agent of such party) to disclose to any Person the tax treatment or tax structure of the financing transactions evidenced by this Agreement; provided, however, the foregoing is not intended to waive the attorney-client privilege or any other privileges, including the tax advisor privilege under Section 7525 of the Code.
10.15 WAIVERS OF JURY TRIAL

.  HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16 PATRIOT Act Notice.  Each of the Lenders and the Agents hereby notifies the Borrower and Holdings that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and Holdings, which information includes the names and addresses of the Borrower and Holdings and any other information that will allow such Lender or Agent, as applicable, to identify the Borrower and Holdings in accordance with the PATRIOT Act.

10.17 [Reserved].

10.18 No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and each Loan Party and their respective stockholders or its affiliates.  Each Loan Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of each Loan Party and their respective management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising any Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (iv) it has consulted its own legal and financial advisors to the extent it deemed appropriate.  Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AGL RESOURCES INC.

By:  /s/Andrew W. Evans
Name: Andrew W. Evans
Title: Executive Vice President and Chief Financial Officer

AGL CAPITAL CORPORATION

By:  /s/Paul R. Shlanta
Name: Paul R. Shlanta
Title: President

GOLDMAN SACHS BANK USA, as Administrative Agent and a Lender

By:  /s/Craig Packer
        Authorized Signatory

JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agent and a Lender

By:  /s/Helen D. Davis
        Name: Helen D. Davis
        Title: Authorized Officer

BANK OF AMERICA, N.A.,
as Co-Syndication Agent and a Lender

By:  /s/Michael Mason
        Name: Michael Mason
        Title: Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent and a Lender

By:  /s/Matthew Main
        Name: Matthew Main
        Title: Managing Director

MORGAN STANLEY SENIOR FUNDING, INC.,
as Co-Documentation Agent

By:  /s/Subhalakshmi Ghosh-Kohli
        Name: Subhalakshmi Ghosh-Kohli
        Title: Authorized Signatory

MORGAN STANLEY BANK, N.A, as a Lender

By:  /s/Subhalakshmi Ghosh-Kohli
        Name: Subhalakshmi Ghosh-Kohli
        Title: Authorized Signatory

SCHEDULE 1.1

COMMITMENTS

Lender	Commitment Amount
Bank of America, N.A.	$75,000,000
JPMorgan Chase Bank, N.A. Morgan Stanley Bank, N.A. The Royal Bank of Scotland PLC	$75,000,000 $75,000,000 $75,000,000

Total:	$300,000,000

SCHEDULE 4.14

SUBSIDIARIES

Name	Jurisdiction of Organization	Additional Jurisdictions Qualified	% of Capital Stock owned by AGL Resources Inc. or its Subsidiaries
AGL C&I Energy Services, Inc.	Delaware	PA, VA	100%
AGL Capital Corporation	Nevada	None	100%
AGL Capital Trust I	Delaware	None	100%
AGL Capital Trust II	Delaware	None	100%
AGL Capital Trust III	Delaware	None	100%
AGL Investments, Inc.	Georgia	None	100%
AGL Macon Holdings, Inc.	Georgia	None	100%
AGL Renewables, LLC	Georgia	None	100%
AGL Resources Inc. Political Action Committee, Inc.	Georgia	None	Nonprofit Corporation
AGL Resources Private Foundation Inc.	Georgia	None	Nonprofit Corporation
AGL Rome Holdings, Inc.	Georgia	None	100%
AGL Services Company	Georgia	FL, NJ, TN TX, VA	100%
AGL Southeast LNG, L.L.C.	Georgia	None	100%
AGL Utilipro Holdings, LLC	Georgia	None	100%
Atlanta Gas Light Company	Georgia	WV	100%
BioSolids Holdings, LLC	Georgia	None	100%
Chattanooga Gas Company	Tennessee	None	100%
Compass Energy Consulting, LLC	Virginia	PA	100%
Compass Energy Gas Services, LLC	Virginia	OH	100%
Compass Energy Services, Inc.	Virginia	MD, PA, TN	100%
Customer Care Services, Inc.	Georgia	None	100%
Employee Care Program, Inc.	Georgia	None	Nonprofit Corporation
Energy Risk Integrated Services Corporation	Hawaii	GA	100%
Georgia Gas Company	Georgia	AL	100%
Georgia Natural Gas Company	Georgia	None	100%
GERIC Insurance Risk Retention Group, Inc.	Hawaii	None	100%
Global Energy Resources Insurance Corporation	Hawaii	None	100%
Golden Triangle Storage, Inc.	Delaware	TX	100%
HPMT, Kft.	Hungary	None	100%
Jefferson Island Storage & Hub, LLC	Delaware	LA, TX	100%
Magnolia Enterprise Holdings, Inc.	Georgia	SC	100%
NUI Capital Corp.	Florida	None	100%
NUI Corporation	New Jersey	NY	100%
NUI Energy Brokers, Inc.	Delaware	NJ	100%
NUI Hungary, Inc.	Delaware	None	100%
NUI International, Inc.	Delaware	None	100%
NUI Sales Management, Inc.	Delaware	None	100%
NUI Saltville Storage, Inc.	Delaware	None	100%
Pivotal Energy Services, Inc.	Georgia	VA	100%
Pivotal Jefferson Island Storage & Hub, LLC	Delaware	None	100%
Pivotal LNG, Inc.	Delaware	VA	100%
Pivotal Propane of Virginia, Inc.	Delaware	VA	100%
Pivotal Storage, Inc.	Delaware	None	100%
Pivotal Utility Holdings, Inc.	New Jersey	FL, MD, NC, NY, PA	100%
PTC BioSolids, LLC	Georgia	None	100%
Renewco, LLC	Delaware	None	50%
Renewco-Meadow Branch, LLC	Delaware	GA, TN	100%
SanGroup, LLC	Florida	None	27.7721%
Sequent Energy Canada Corp.	Delaware	Canada: AB, BC, MB, ON, QC, SK	100%
Sequent Energy Management, L.P.	Georgia	IA, IL, MI, NJ, NY, PA, TX, VA,WV	100%
Sequent Energy Services Inc.	Delaware	NJ, PA	100%
Sequent Holdings, LLC	Georgia	None	100%
Sequent, LLC	Georgia	TX	100%
Southeast LNG Distribution Company, L.L.C.	Delaware	None	50%
Southeastern LNG, Inc.	Georgia	VA	100%
T.I.C. Enterprises, LLC	Delaware	GA, NJ, PA, SC	100%
Triple Diamond Storage, Inc.	Delaware	None	100%
Trustees Investments, Inc.	Georgia	None	100%
Utilipro Services, LLC	Delaware	GA	33.33%
Virginia Gas Company	Delaware	VA	100%
Virginia Natural Gas, Inc.	Virginia	GA	100%

*- All entities are Restricted Subsidiaries

SCHEDULE 4.16

ENVIRONMENTAL MATTERS

AGL Resources Matters

1)	Manufactured Gas Plants.

Georgia and Florida.      Atlanta Gas Light Company (“AGLC”) is required to investigate possible environmental contamination at manufactured gas plants (“MGP”) and, if necessary, clean up any contamination. AGLC has been associated with ten MGP sites in Georgia and three in Florida. One new former MGP site has been recently identified adjacent to an existing MGP remediation site. Based on investigations to date, cleanup has either already occurred or is likely at most of these sites.  As of June 30, 2010, the remediation program in Georgia was approximately 100% complete, except for a few remaining areas of recently discovered impact, although ground water remediation continues.  Investigation is concluded for one phase of the Orlando, Florida site; however, the Environmental Protection Agency has not approved the clean up plans. For elements of the Georgia and Florida sites where we still cannot provide engineering cost estimates, considerable variability remains in future cost estimates. As reported in Holdings Annual Report on Form 10-K for 2009, the projected costs of the remaining remediation at these sites are estimated to be $64-113 million.

New Jersey.    In New Jersey, Pivotal Utility Holdings, Inc. (f/k/a NUI Utilities, Inc.) (“PUHI”) owns five properties where former MGPs were operated.  A sixth MGP site, formerly operated by Elizabethtown Gas, a division of PUHI, operating in New Jersey (“ETG”), is now owned by a church.  PUHI is currently conducting remediation activities with oversight from the New Jersey Department of Environmental Protection. Various investigation and cleanup investigations have been conducted and are progressing slowly, but cleanups are likely at most sites.  Because we still cannot provide engineering cost estimates, considerable variability remains in future cost estimates. As reported in Holdings Annual Report on Form 10-K for 2009, the projected costs of the remaining remediation at these sites are estimated to be $69-134 million.

Other States. Outside of New Jersey, subsidiary NUI Corporation owns, or previously owned, ten properties located in the states of North Carolina, South Carolina, Pennsylvania, New York and Maryland on which MGPs were operated by NUI or by other parties in the past.  Two sites (Athens, Pennsylvania; Reidsville, North Carolina) have been sold to third parties, who have agreed to indemnify NUI against environmental liabilities.

Of these ten sites, only one site (Elizabeth City, North Carolina) has had any regulatory activity over the past ten years.  The Elizabeth City site is subject to an Administrative Consent Order with the North Carolina Department of Environment and Natural Resources (“NCDENR”), dated October 31, 2001, and under such order, the Company has entered the formal site investigation stage.

Currently, there is only limited information available to assess the potential environmental liability associated with these non-New Jersey sites, and the liability for these sites will remain an uncertainty until a more vigorous environmental assessment is performed.  As reported in Holdings Annual Report on Form 10-K for 2009, the projected costs of the remediation at the Elizabeth City site is estimated to be $11-16 million.

For additional discussion and detailed description of MGP matters, including regulatory recovery mechanism, see Holdings’  2009 10-K filing.

2)	Pipeline Replacement.

See Holdings’ 2009 10-K filing for a detailed discussion of Holdings’ ongoing pipeline replacement efforts throughout Holdings’ subsidiary utility territories.

SCHEDULE 7.2(i)

EXISTING LIENS

NONE.

SCHEDULE 7.8

AGREEMENTS PROHIBITING OR LIMITING LIENS

1.
Indenture, dated December 1, 1989, as amended, between Atlanta Gas Light Company and The Bank of New York Mellon, as successor trustee, pursuant to which Atlanta Gas Light Company issued its medium term notes.

2.
Loan Agreement, dated June 1, 1996, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority pursuant to which Pivotal Utility Holdings Inc. (f/k/a NUI Utilities, Inc.) issued $39.0 million bonds, due June 1, 2026, as amended by that certain First Amendment to Loan Agreement, dated September 2, 2010.

3.
Loan Agreement, dated December 1, 1998, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority, pursuant to which NUI Utilities issued $40.0 million 5.25% bonds due November 1, 2033.

4.
Loan Agreement, dated April 1, 2005, between Pivotal Utility Holdings, Inc. and Brevard County, FL, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, and as subsequently to be amended, pursuant to which Pivotal Utility Holdings, Inc. issued $20 million bonds due October 1, 2024.

5.
Loan Agreement, dated May 1, 2005, between Pivotal Utility Holdings, Inc. and New Jersey Economic Development Authority, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, and as subsequently amended by that certain Second Amendment to Loan Agreement, dated September 1, 2010, pursuant to which Pivotal Utility Holdings, Inc. issued $46.5 million bonds due October 1, 2022.

6.
Loan Agreement, dated May 1, 2007, between Pivotal Utility Holdings, Inc. (f/k/a NUI Utilities, Inc. and NUI Corporation) and New Jersey Economic Development Authority, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, and as subsequently amended by that certain Second Amendment to Loan Agreement, dated September 1, 2010, pursuant to which NUI Utilities issued $54.6 million bonds due June 1, 2032.

7.
Reimbursement Agreement, dated October 14, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and JPMorgan Chase Bank, N.A. as Administrative Agent and Lender, as amended by that certain First Amendment to Reimbursement Agreement, dated December 21, 2010, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 2 above was executed.

8.
Reimbursement Agreement, dated October 14, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and JPMorgan Chase Bank, N.A. as Administrative Agent and Lender, as amended by that certain First Amendment to Reimbursement Agreement, dated December 21, 2010, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 6 above was executed.

9.
Reimbursement Agreement, dated October 14, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and The Bank of Tokyo-Mitsubushi UFJ, Ltd., New York Branch, as Administrative Agent and Lender, as amended by that certain First Amendment to Reimbursement Agreement, dated December 21, 2010, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 4 above was executed.

10.
Reimbursement Agreement, dated October 14, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and The Bank of Tokyo-Mitsubushi UFJ, Ltd., New York Branch, as Administrative Agent and Lender, as amended by that certain First Amendment to Reimbursement Agreement, dated December 21, 2010, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 5 above was executed.

11.
Master Program Agreements, Consent and Assignment Agreements, Loan Agreements or other similar financing documents pursuant to which lending institutions lend money to subsidiaries of Holdings to finance capital improvements made to departments, instrumentalities, agencies, and other entities of the United States government by such Holdings subsidiaries pursuant to government area-wide contracts, such loans being secured by liens on accounts receivable payable by the U.S. Government to Holdings or Holdings subsidiaries.

12.
A $1,050,000,000 senior bridge term loan agreement, currently anticipated to be entered into on or about December 2010, among AGL Resources Inc., as Guarantor, AGL Capital Corporation, as Borrower, the Lenders from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, and the other agents party thereto, pursuant to which AGL Capital Corporation will fund, in part, the cash consideration for the acquisition of Nicor Inc., and any renewal, extension, refinancing or replacement thereo, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities or preferred equity) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under a credit or other agreement or an indenture).

13.
Credit Agreement, dated as of September 15, 2010, among AGL Resources Inc., AGL Capital Corporation, the Lenders party thereto, Wells Fargo Bank, National Association as Administrative Agent, and the other agents party thereto, as amended by that certain First Amendment to Credit Agreement, dated December 21, 2010.

SCHEDULE 7.13

TRANSACTIONS WITH AFFILIATES

1.	Services Agreements between AGL Services Company and affiliates of AGL Resources for the provision of shared support services.

EXHIBIT A

FORM OF GUARANTEE

GUARANTEE, dated as of [_______], 2010, made by AGL RESOURCES INC., a Georgia corporation (the “Guarantor”), in favor of GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions or entities from time to time party to the Term Loan Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Guarantor, AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the Lenders, and GOLDMAN SACHS BANK USA, as Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that the Guarantor shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Lenders; and

WHEREAS, the Guarantor is the parent of the Borrower, and it is to the advantage of the Guarantor that the Lenders make the Loans to the Borrower.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower under the Credit Agreement, the Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following term shall have the meaning set forth below:

“Lender”:  Each Person that at any time, and from time to time, is a party to the Credit Agreement as a Lender (as such term is defined in the Credit Agreement).

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section references are to this Guarantee unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Guarantee.

(a) The Guarantor hereby unconditionally, absolutely and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower from time to time as and when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) The Guarantor further agrees (i) to pay any and all reasonable out-of-pocket expenses (including, without limitation, all fees and disbursements of counsel actually incurred) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee, (ii) to pay any and all reasonable out-of-pocket expenses (including, without limitation, all fees and disbursements of counsel actually incurred) which may be paid or incurred by the Administrative Agent in connection with any amendment, modification or waiver hereof or consent pursuant hereto and (iii) to pay, indemnify and hold the Administrative Agent and each Lender and each of their directors, officers, employees, agents and Affiliates (collectively, the “Indemnified Parties”) harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential, that may at any time be imposed on, incurred by or asserted against any such Indemnified Party as a result of, arising from or in any way relating to this Guarantee or the collection or enforcement of the Obligations against the Guarantor (collectively, the “Indemnified Liabilities”); provided, that the Guarantor shall have no obligation hereunder to any Indemnified Party with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.  This Guarantee shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

(c) No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations), remain liable for the Obligations until the Obligations are paid in full and the Commitments are terminated.

(d) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guarantee for such purpose.

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3. Right of Set-off.  Upon the occurrence of any Event of Default, the Administrative Agent and each Lender is hereby irrevocably authorized at any time and from time to time (unless the Administrative Agent or such Lender, as applicable, has agreed to the contrary) without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of the Guarantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against or on account of the Obligations and liabilities of the Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against the Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  The Administrative Agent and each Lender shall notify the Guarantor promptly as of any such set-off and the application made by the Administrative Agent or such Lender, as the case may be, of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and each Lender under this Section 3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

4. No Subrogation.  Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by the Administrative Agent or any Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full and the Commitments terminated.  If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.  Additionally, in the event the Borrower becomes a “debtor” within the meaning of the Bankruptcy Code, the Administrative Agent shall be entitled, at its option, on behalf of itself and the Lenders and as attorney-in-fact for the Guarantor, and is hereby authorized and appointed by the Guarantor, to file proofs of claim on behalf of the Guarantor and vote the rights of the Guarantor in any plan of reorganization, and to demand, sue for, collect and receive every payment and distribution on any indebtedness of the Borrower to the Guarantor in any such proceeding, the Guarantor hereby assigning to the Administrative Agent all of its rights in respect of any such claim, including the right to receive payments and distributions in respect thereof.

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5. Amendments, etc. with respect to the Obligations; Waiver of Rights.  The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement, any other Loan Document and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto and the Guarantor hereby waives any defense based on any acts or omissions of the Administrative Agent or any Lender in the administration of the Obligations, any guarantee or other liability in respect thereof or any security for the Obligations or this Guarantee.  When making any demand hereunder against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other guarantor or any release of the Borrower or such other guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. Guarantee Absolute and Unconditional.  The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower or the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to the Obligations.  This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Guarantor.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

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7. Reinstatement.  This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

8. Payments.  The Guarantor hereby agrees that the Obligations will be paid to the Administrative Agent without set-off or counterclaim in U.S. Dollars at the office of the Administrative Agent set forth in Section 10.2 of the Credit Agreement.

9. Authority of Administrative Agent.  The Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and the Guarantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

5

10. Notices.  All notices, requests and demands to or upon the Administrative Agent, any Lender or the Guarantor shall be given in the manner and at the addresses identified in Section 10.2 of the Credit Agreement or at such other address as shall be identified by such party in accordance with Section 10.2 of the Credit Agreement.

11. Severability.  Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Integration.  This Guarantee represents the entire agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein.

13. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent.

(b) Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 13(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

14. Section Headings.  The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

15. Successors and Assigns.  This Guarantee shall be binding upon and inure to the benefit of the Guarantor, the Administrative Agent, all future holders of the Loans and their respective successors and assigns except that the Guarantor may not assign or transfer any of its rights or obligations under this Guarantee without the prior written consent of each Lender.

6

16. GOVERNING LAW.  THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

17. Submission to Jurisdiction; Waivers.  The Guarantor hereby irrevocably and unconditionally:

(a) Submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof sitting in New York, New York;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Guarantor at its address referred to in Section 10 hereof or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 17 any special, exemplary, punitive or consequential damages.

18. WAIVER OF JURY TRIAL.  THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[SIGNATURES ON FOLLOWING PAGES]

7

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

AGL RESOURCES INC.

By:
Name:
Title:

Address for Notices:
Ten Peachtree Place NE, Suite 1000
Atlanta, Georgia 30309
Attention:                      Chief Financial Officer
Telecopy:                       (404) 584-3509
Telephone:                     (404) 584-3580

With a copy to:

AGL Resources Inc.
Ten Peachtree Place NE, Suite 1000
Atlanta, Georgia 30309
Attention:                      General Counsel
Telecopy:                       (404) 584-3419
Telephone:                     (404) 584-3430

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 6.2(a) of the Term Loan Credit Agreement, dated as of December 21, 2010, as amended, restated, supplemented or modified from time to time (the “Credit Agreement”), among AGL RESOURCES INC., a Georgia corporation (“Holdings”),  AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1. I am the duly elected, qualified and acting [Chief Financial Officer] [Treasurer] of Holdings.

2. 1 have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries (including any Unrestricted Subsidiaries) during the accounting period covered by the financial statements (including the separate financial statements of any Unrestricted Subsidiaries) attached hereto as Attachment 1 (the “Financial Statements”).  During the accounting period covered by the Financial Statements, each Loan Party, to the best of my knowledge, has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.

[SIGNATURE ON THE FOLLOWING PAGE]

                                                                 B-1

IN WITNESS WHEREOF, I execute this Certificate this _______ day of _______, _______.

AGL RESOURCES INC.

By:           ______________________
Name:
Title:

Attachment 1 to

Compliance Certificate

[Attach Applicable Financial Statements]

B - Attachment 1

Attachment 2 to

Compliance Certificate

The information described herein is as of _________, 20 ________, and pertains to the period from ____________, 20_______ to ________, 20__.

[Set forth Covenant Calculations]

B - Attachment 2

EXHIBIT C

CLOSING CERTIFICATE

_________,2010

Pursuant to Section 5.2(d) of the Term Loan Credit Agreement dated as of December 21, 2010 (the “Credit Agreement”:  terms defined therein being used herein as therein defined), among AGL RESOURCES INC., a Georgia corporation (“Holdings’”), AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”), the undersigned __________________, in his/her capacity as ______________ of [the Borrower][Holdings] hereby certifies as follows:

1.           The representations and warranties of [the Borrower][Holdings] set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.           No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Loans to be made on the date hereof.

3.           The conditions precedent set forth in Section 5.2 of the Credit Agreement were satisfied as of the Closing Date.

[signatures on following page]

                                                                  C-1

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date set forth below.

                                             By: ___________________________
Name:
                                                                                                   Title:
                                                                                                                                                   Date:

                                                                   C-2

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

 1.           Assignor[s]:                                ________________________________

______________________________

2.	Assignee[s]:	______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	AGL Capital Corporation

4.	Administrative Agent:	Goldman Sachs Bank USA, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement dated as of December [__], 2010 among AGL Resources Inc., a Georgia corporation, AGL Capital Corporation, a Nevada corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, and Goldman Sachs Bank USA, as administrative agent (in such capacity, the “Administrative Agent”).

6.	Assigned Interest[s]:
Assignor[s]5	Assignee[s]6	Aggregate Amount of Commitment/ Loans for all Lenders7	Amount of Commitment/Loans Assigned8	Percentage Assigned of Commitment/ Loans8	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.           Trade Date:                                ______________]9

Assignment Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]10
[NAME OF ASSIGNOR]

By:______________________________
   Title:

[NAME OF ASSIGNOR]

By:______________________________
   Title:

ASSIGNEE[S]11
[NAME OF ASSIGNEE]

By:______________________________
   Title:

[NAME OF ASSIGNEE]

By:______________________________
   Title:

10 Add additional signature blocks as needed.
11 Add additional signature blocks as needed.

[Consented to and]12 Accepted:

GOLDMAN SACHS BANK USA, as
  Administrative Agent

By_________________________________
  Title:

[Consented to:]13

AGL CAPITAL CORPORATION

By________________________________
  Title:

12 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
13 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Assumption in accordance with the terms and conditions contained in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(c)(iv) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

D - Schedule 1

2.  Payments.  From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT E-l

FORM OF KILPATRICK STOCKTON LLP LEGAL OPINION

                                                                 E-1

EXHIBIT E-2

FORM OF WOODBURN AND WEDGE LEGAL OPINION

EXHIBIT E-3

FORM OF DEWEY & LEBOEUF LLP LEGAL OPINION

EXHIBIT F

Borrower’s Taxpayer Identification No.___________

NOTE

 _______________, 20__

New York, New York

FOR VALUE RECEIVED, AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), hereby promises to pay to the order of

_____________________(the “Lender”), at the offices of GOLDMAN SACHS BANK USA (the “Administrative Agent”) located at 200 West Street, New York, New York (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Term Loan Credit Agreement, dated as of December [   ], 2010 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, AGL Resources Inc., a Georgia corporation, the Lenders from time to time parties thereto, and GOLDMAN SACHS BANK USA, as Administrative Agent, the principal sum of

_____________________DOLLARS ($ _________), or such lesser amount as may constitute the unpaid principal amount of the Loans made by the Lender, under the terms and conditions of this promissory note (this “Note”) and the Credit Agreement.  The defined terms in the Credit Agreement are used herein with the same meaning.  The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Note is one of a series of Notes referred to in the Credit Agreement and is issued to evidence the Loans made by the Lender pursuant to the Credit Agreement.  All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Loan Documents.  Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.

In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Note and the rights and obligations of the Borrower under this Note shall be governed by and construed and interpreted in accordance with the law of the State of New York.  The Borrower hereby submits to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof sitting in New York, New York, although the Lender shall not be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized corporate officer as of the day and year first above written.

AGL CAPITAL CORPORATION

By:           ________________________

Title:        ________________________

EXHIBIT G

FUNDING NOTICE

Reference is made to the Term Loan Credit Agreement, dated as of December 21, 2010 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”); among AGL Capital Corporation, a Nevada corporation (the “Borrower”), AGL Resources Inc., a Georgia corporation, the Lenders from time to time party thereto and Goldman Sachs Bank USA, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to Section 2.2 of the Credit Agreement, the Borrower desires that the Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on  [____________], 20[__] (the “Closing Date”) :

Loans □ ABR Loans: □Eurodollar Loans, with an initial Interest Period of [one] [two] [three] [six] month(s)14:	$[___,___,___] $[___,___,___]

Date: [ ], 201[ ]	AGL Capital Corporation

By: _______________________________
Name:
Title:

14           Subject to the provisions of the definition of “Interest Period”.